UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

CASCADE TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Wyoming	333-124284	98-0440633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer\ Identification No.)

1530 – 9th Ave S.E., Calgary, Alberta                T2G 0T7
 (Address of principal executive offices)               (Zip Code)

(403) 693-8000
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of  Director and Principal Officer:

On December 8, 2009, Mr. Dwayne Flett, the President of Cascade Technologies Corp. (the “Company”), informed the Board of Directors of the Company that he was resigning as a Director and President of the Company effective immediately.  Mr. Flett did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Election of Directors and Principal Officer:

On December 8, 2009, Dr. Erik Lindsley was appointed to the Board of Directors of the Company and appointed President of the Company.   Dr. Lindsley will serve as the President with his principal responsibilities including both business development and product research and development. Dr. Lindsley currently serves as a Research Scientist in the Minimally Invasive Surgical Technologies Institute at the Cedars Sinai Medical Center, Los Angeles—a position he has held since April of 2005. From September 2003 to March 2005, Dr. Lindsley worked as a Post-doctoral Researcher in the Robotics Institute (Spectral Visualization Lab) at Carnegie Mellon University, Pittsburgh. Prior to 2003, Dr. Lindsley held various positions in the bioengineering and high-tech fields, including engagements in research and consulting. Dr. Lindsley received his B.S. in Computer Science and his M.S. in Electrical Engineering from the University of Kansas, his Ph.D. in Bioengineering from the University of Pittsburgh, and he completed his Post-doctoral work in Bio-Imaging at Carnegie Mellon University.

 This is Dr. Lindsley’s first board position with a reporting issuer.  Dr. Lindsley will serve as the President of the Company and will work closely with the Company’s Board of Directors and officers  in planning our business development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADE TECHNOLOGIES CORP.

By:  /s/ Jacqueline Danforth
Name:  Jacqueline Danforth
Title: Secretary, Chief Financial Officer & Director
Date: December 14, 2009